EXHIBIT 99

              Dillard's, Inc. Reports May Sales Results

    LITTLE ROCK, Ark.--(BUSINESS WIRE)--June 7, 2007--Dillard's, Inc. (NYSE: DDS) ("Dillard's" or the "Company") announced today that sales for the four weeks ended June 2, 2007 were $527,934,000 compared to sales for the four weeks ended May 27, 2006 of $533,492,000. Total sales decreased 1% for the four-week period. Sales in comparable stores decreased 2%.

    Sales for the seventeen weeks ended June 2, 2007 were $2,291,087,000 compared to sales for the seventeen weeks ended May 27, 2006 of $2,371,296,000. Total sales declined 3% for the seventeen-week period. Sales in comparable stores declined 4%.

    During the four weeks ended June 2, 2007, sales in the Central and Western regions were in line with the Company's average sales performance for the period. Sales in the Eastern region were below trend.

    During the four weeks ended June 2, 2007, sales of shoes were stronger than the average company performance for the period. Sales of cosmetics declined more than trend during the period.

    Dillard's, Inc. is one of the nation's largest fashion apparel and home furnishing retailers. The Company's stores operate with one name, Dillard's, and span 29 states. Dillard's stores offer a broad selection of merchandise, including products sourced and marketed under Dillard's exclusive brand names.


    CONTACT: Dillard's, Inc.
             Julie J. Bull, 501-376-5965
             Director of Investor Relations